TANGO therapeutics, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Tango Therapeutics, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair: $30,000

Additional Annual Retainer for Lead Independent Director: $15,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair: $15,000

Audit Committee member: $7,500

Compensation Committee Chair: $10,000

Compensation Committee member: $5,000

Nominating and Corporate Governance Committee Chair: $8,000

Nominating and Corporate Governance Committee member: $4,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

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Equity Retainers

Initial Award: An initial, one-time equity award consisting of a stock option (the “Initial Option Award”) to purchase 60,000 shares and a restricted stock unit award (the “Initial RSU Award”) to acquire 10,000 restricted stock unit awards. The Initial Option Award and the Initial RSU Award will be granted to each new Outside Director upon his or her election to the Board of Directors. The Initial Option Award shall vest in 36 substantially equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to serve on the Board of Directors, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Option Award shall expire not later than ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. The Initial RSU Award shall vest in three equal annual installments over three years from the date of grant (the specific vesting dates to be established by the Compensation Committee); provided, however, that all vesting shall cease if the director ceases to serve on the Board of Directors prior to any applicable vesting of the Initial RSU Award, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive: (i) an annual stock option award (the “Annual Option Award”) to purchase 30,000 shares and (ii) an annual restricted stock unit award (the “Annual RSU Award”) to acquire 5,000 shares; provided, however, that Annual Option Awards and Annual RSU Awards made to Outside Directors who were elected in the 12 months preceding the date of grant of such Annual Awards will be pro-rated on a monthly basis for time in service. The Annual Option Award shall vest in 12 substantially equal monthly installments over one year from the date of grant provided, however, that all vesting shall cease if the director ceases to serve on the Board of Directors, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire no later than ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. The Annual RSU Award shall vest in its entirety approximately on the first anniversary of the date of grant (the specific vesting date to be established by the Compensation Committee); provided, however, that all vesting shall cease if the director ceases to serve on the Board of Directors prior to the vesting of the Annual RSU Award, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

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Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2021 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted June 9, 2021.

Amended: May 22, 2023

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